Exhibit 10.3

EXECUTION VERSION

*Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.
The redacted confidential portions of the exhibit are marked by [***].

AGREEMENT OF PURCHASE AND SALE

BY AND BETWEEN

Postal Realty LP

and

Coharie, Incorporated

Dated: July 16, 2019

AGREEMENT OF PURCHASE AND SALE

This AGREEMENT OF PURCHASE AND SALE (this “Agreement”), is made and entered into this 16th day of July, 2019 (the “Effective Date”), by and between Coharie, Incorporated, a North Carolina Corporation (“Seller”), and Postal Realty LP, a Delaware Limited Partnership (“Purchaser”).

ARTICLE I.

SALE AND PURCHASE OF THE PROPERTY

1.01 Agreement to Sell and Convey. Seller hereby agrees to sell and convey to Purchaser, and Purchaser hereby agrees to purchase from Seller, subject to the terms and conditions hereinafter set forth, (a) that certain real property being described on Exhibit “A” attached hereto and made a part hereof for all purposes, and all rights and appurtenances pertaining thereto including, without limitation, (i) all right, title and interest of Seller in and to adjacent streets, roads, alleys and rights-of-way, and any awards made or to be made in connection therewith, (ii) all rights of Seller in and to all easements appurtenant to or benefiting such parcels of land, (iii) all development rights, air rights, water rights and mineral rights and interests pertaining to such land, (iv) all strips and gores of land lying adjacent to such land (collectively, the “Land”), (b) all buildings, fixtures and improvements located on the Land (collectively, the “Improvements”), (c) all furniture, fixtures, equipment, machines, apparatus, supplies and personal property of every nature and description and all replacements thereof now owned by Seller and located in or on the Land and the Improvements, including, all of the right, tite and interest of Seller in and to any and all intangible personal property related to the Land and the Improvements, including, without limitation, all trade names and trademarks associated with the Land and the Improvements, (collectively, the “Personal Property”), but expressly excluding any personal property of USPS (hereinafter defined), and (d) the Land, the Improvements, the Personal Property, the Lease (as hereinafter defined), the Warranties (as hereinafter defined) and all such other rights, interests and properties are collectively called the “Property”.

1.02 Purchase Price. The purchase price (the “Purchase Price”) to be paid by Purchaser for the Property shall be THREE HUNDRED TWENTY-NINE THOUSAND AND NO/100 DOLLARS ($329,000.00). It is the intent of the parties that such transaction be treated as a sale unless otherwise permitted by applicable law. The Purchase Price shall be paid by delivery of immediately available funds to the Title Company (as hereinafter defined) at the Closing (as hereinafter defined).

1.03 Earnest Money Deposit. For the purpose of securing the performance of Purchaser under this Agreement, within seven (7) business days after the Effective Date, Purchaser shall deliver to First American Title Company Attn: ______________ (the “Title Company”), an earnest money deposit in the amount of Ten Thousand and No/100 Dollars ($10,000.00) (the “Escrow Deposit”). The Escrow Deposit shall be held and disbursed by the Title Company in accordance with the terms of this Agreement. At the Closing, the Escrow Deposit shall be combined with the balance of the Purchase Price and delivered to Seller by the Title Company.

1.04 Inspection Period.

a. Purchaser shall have a period of [***] days after Purchaser’s receipt of the documents described in Section 1.04(b) below (such period being called the “Inspection Period”) within which to make all inspections and investigations desired by Purchaser with respect to the Property. If, within the Inspection Period, Purchaser determines that it does not desire to purchase any or all Properties listed on Exhibit A for any reason, or for no reason, Purchaser shall have the right to terminate this Agreement, in whole or in part, by written notice delivered to Seller and the Title Company prior to 5:00 p.m., New York City time, on the final day of the Inspection Period and upon any such termination, the Escrow Deposit shall be immediately delivered to Purchaser and this Agreement shall be of no further force and effect. If Purchaser eliminates individual properties, the purchase price shall be decreased in accordance with the purchase price allocated on Exhibit A.

b. Within three (3) days after the Effective Date, Seller shall, at its sole cost and expense, deliver or make available to Purchaser the following, to the extent in Seller’s possession:

(i) Copies of Seller’s owner title policy for the Property, existing survey of the Property, any and all engineering, structural, termite, property condition, soil or environmental reports relating to the Property and any plans and specifications or other architectural drawings for the Property which are in the possession or under the control of Seller;

(ii) Copies of all pleadings and other documents relating to any action, suit or proceeding involving Seller or the Property and which is currently pending;

(iii) A copy of each agreement between Seller and a third party pursuant to which such third party provides goods or services to or with respect to the Property and all amendments thereto (collectively, the “Service Contracts”);

(iv) A list of all contractors and vendors (with phone numbers) that have been servicing the Property the past three (3) years, and copies of any accepted proposals for work completed in the past three (3) years with confirmation the work was completed and paid for;

(v) Copies of all bonds, guarantees and warranties relating to the Property (collectively, the “Warranties”) currently existing or recently expired (within 5 years);

(vi) Copies of the real estate property tax and utility bills applicable to the Property for the past thirty-six (36) months;

(vii) Copies of all existing or recently expired extended coverage insurance policies, comprehensive general liability insurance policies, and any other insurance binders and paid invoices pertaining to the Property, including but not limited to a copy of the Insurance Loss Run Statement, or the ability for Seller’s insurance company to provide to Purchaser;

(viii) Copies of the fully executed lease and all amendments thereto (the “Lease”) with the United States Postal Service (“USPS” or sometimes referred to herein as the “Tenant”);

(ix) Copies of any correspondence to and from the USPS or their agents for the past 5 years;

(x) Copy of a 1099 from USPS for the current year;

(xi) Building plans or blueprints;

(xii) Copies of Seller’s formation and organizational documents; and

(xiii) Copies of the books and records maintained in connection with the ownership, management and operation of the Property, Seller’s signed tax return (or Schedule E), the income and expense statement, cash flow and other financial statements of Tenant, and the operating statements prepared by or on behalf of Seller with respect to the Property for the past 36 months, including rent, real estate taxes, real estate tax reimbursements, insurance claims, utilities, repairs and maintenance. Purchaser and its agents and representatives shall be entitled to enter upon the Property for inspection, studies, testing and examination prior to the Closing. Without limitation of the foregoing, Seller shall make available to Purchaser at the·Property all files of Seller containing correspondence relating to the Lease, the Service Contracts, the Personal Property and any other matters relating to the Property.

c. From and after the Effective Date, Purchaser shall have the right to deliver a written notice to Seller directing Seller to terminate one (1) or more of the Service Contracts prior to the Closing (such notice being called the “Service Contract Termination Notice”). If Purchaser delivers the Service Contract Termination Notice to Seller, the Service Contracts described therein shall be terminated by Seller at or prior to the Closing and at Purchaser’s sole cost and expense.

d. In addition to the materials to be provided by Seller pursuant to Section l.04(b) above, from and after the Effective Date, Seller shall immediately deliver to Purchaser any and all new documentation that may come into Seller’s possession or knowledge from and after the Effective Date related to the Property, the Lease, the Service Contracts, and any other new leases or renewals of Lease or Service Contracts, including, without limitation, lease proposals, notice letters, letters of intent and any other writing related to the foregoing. During the pendency of this Agreement, Seller shall not execute any contracts, leases or any other agreements relating the Property or the Tenant without Purchaser’s consent, which consent shall not be unreasonably withheld, delayed or conditioned.

e. The Property shall be sold and conveyed on an “AS IS, WHERE IS” basis and in its present condition; however, only to the extent not handled by Tenant, Seller shall ensure that (1) all mechanical systems shall be in working order, including but not limited to, heating, air conditioning and electricity, (2) the Property shall be delivered free from leaks, and (3) the outside of the Property shall be maintained in its current condition.

ARTICLE II.

SURVEY AND TITLE COMMITMENT; PERMITTED EXCEPTIONS

2.01 Preliminary Title Report. Purchaser, at Purchaser’s sole cost and expense, shall cause the Title Company to issue and deliver to Purchaser a title commitment, update or abstract issued by the Title Company, accompanied by a legible copy of all recorded documents affecting the title to the Property and which would constitute encumbrances, restrictions, reservations or easements against the Property at the Closing (collectively, the “Title Commitment”). Within twenty (20) days after the Effective Date, Purchaser shall deliver written notice to Seller if the condition of title to the Property as set forth in Title Commitment [***] described in Section 2.02 below is not satisfactory to Purchaser (such notice being called the “Objection Notice”). Within seven (7) days of Seller’s receipt of the Objection Notice, Seller shall respond to Purchaser in writing (the “Seller’s Reply”) whether or not Seller will attempt to or can cure the unsatisfactory conditions to title. If Seller agrees to cure the unsatisfactory condition of title, such cure shall occur, if possible, prior to the Closing Date. However, if Seller is unwilling or unable to cure Purchaser’s objections as indicated in Seller’s Reply, then Purchaser, within seven (7) days of the receipt of Seller’s Reply, may elect to either (a) terminate this Agreement and receive a refund of the Escrow Deposit, or (b) proceed with the Closing without any reduction in the Purchase Price.

2.02 [***]

2.03 Environmental Report. At the completion of the Inspection Period, but prior to Closing, Purchaser shall order a preliminary Environmental Report or a Phase I Environmental Report at Purchaser’s sole discretion. If such report presents an environmental issue, Purchaser may cancel this Agreement at any time, including after the Inspection Period.

ARTICLE III.

CLOSING

3.01 Closing Date. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place in the offices of the Title Company via mail within thirty (30) days after the expiration of the Inspection Period (such date being called the “Closing Date”) time being of the essence.

3.02 Seller’s Obligations at Closing. At the Closing, Seller shall do the following:

a. Execute, acknowledge, and deliver to Purchaser a Postal Service Form “Certificate of Transfer of Title to Leased Property and Lease Assignment and Assumption”, along with (i) originals of the Lease and any amendment, and (ii) a rent roll for the Property dated as of the Closing Date (only if there is more than one tenant) and made a part hereof for all purposes and certified by Seller to be true, correct and complete in all material respects.

b. Execute, acknowledge, and deliver to Purchaser a special or limited warranty deed (or its local equivalent), as is customary for commercial transactions in the jurisdiction where the Land is located (the “Deed”) conveying the Land and the Improvements to Purchaser, subject only to the exceptions approved by Purchaser during its review of the Title Commitment (the “Permitted Exceptions”). The legal description of the Land conveyed by the Deed shall match the legal description of the Land shown on the Survey, the USPS lease and the tax plat map, and if same is not possible, then such differences must be reconciled prior to Closing Date, provided that any title warranties from Seller in the Deed shall be limited to the Property as described in the deeds conveying the Property to Seller.

c. Execute and deliver to the Title Company a certification of non-foreign status of Seller pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended.

d. Execute and deliver an affidavit that there will be no unpaid bills or claims for labor performed or materials furnished, or contracted to be performed or furnished, upon the Property and to Seller’s actual knowledge that no environmental conditions exist.

e. Deliver such organizational and authority documents of Seller as the Title Company may reasonably require in connection with the Closing.

f. Execute and deliver such other documents as the Title Company may reasonably require in connection with the Closing including, without limitation, a closing statement, all transfer tax and conveyance documents and forms, and one (1) or more accurate affidavits regarding debts, liens and possession of the Property.

g. Cooperate in the furnishing and delivery by the Title Company to Purchaser, at the sole cost of Purchaser and at Purchaser’s discretion, an ALTA owner policy of title insurance issued by the Title Company insuring fee simple title to the Property in Purchaser in a face amount equal to the Purchase Price, and containing no exceptions other than the Permitted Exceptions and including such endorsements as may be specified by Purchaser at Purchaser’s sole expense (collectively, the “Policy”).

h. Deliver to Purchaser all keys or other access devices in the actual possession of Seller to all locks located in the Property.

i. Deliver to Purchaser originals, or, if any originals are not in Seller’s actual possession copies, certified as being true, correct and complete in all material respects, of the Lease, the Service Contracts, the Warranties, and all plans, governmental approvals, licenses, permits, and other contracts and agreements relating to the ownership and operation of the Property.

j. Deliver to Purchaser copies of the complete building file and all books and records pertaining to the operation of the Property in the actual possession of Seller.

3.03 Purchaser’s Obligations at Closing. Contemporaneously with the performance by Seller of its obligations set forth in Section 3.02 above, Purchaser shall do the following at the Closing:

a. Pay to Seller (or cause the Title Company to pay to Seller) the Purchase Price as provided in Section 1.02 above.

b. Deliver such organizational and authority documents of Purchaser as the Title Company may reasonably require in connection with the Closing.

c. Execute and deliver such other documents as the Title Company may reasonably require in connection with the Closing including, without limitation, a closing statement.

3.04 [***]

3.05 Conditions to Purchaser’s Obligations. Purchaser’s obligation to purchase the Property under this Agreement is subject to the satisfaction of each of the following conditions, any of which may be waived in whole or in part only in writing by Purchaser at or prior to the Closing Date:

a. Seller shall have delivered to the Title Company the items described in Section 3.02 above and shall otherwise have performed its obligations under Section 3.02 above.

b. There shall be no breach of any of Seller’s representations and warranties or covenants set forth in Article IV below as of the Closing Date.

c. Purchaser shall not have terminated this Agreement in accordance with Sections 1.04 or 2.01 hereof.

d. Intentionally deleted

e. Title to the Property shall be fee simple marketable title. In the event the title to the Property should prove to be unmarketable due to circumstances that occurred after the process set forth in Section 2.01 had elapsed, then Purchaser reserves the further right to object to, and Seller reserves the right to cure, the newly discovered unmarketable condition. If the unmarketable condition of title cannot be or is not cured by Seller, then Purchaser shall have a right to terminate the Agreement or to purchase the Property without a reduction in the Purchase Price.

f. Seller affirms that (i) the Lease is in full force and effect, (ii) there is no default by Tenant under the Lease nor has there been notice or demand for its cancellation, (iii) that USPS is occupying the Property and is paying rental due under the Lease, and (iv) there is no outstanding maintenance on the Property.

In the event any of such conditions are not satisfied or waived by Purchaser in writing, Purchaser shall have the right to terminate this Agreement by written notice to Seller and upon any such termination the Escrow Deposit shall be refunded to Purchaser.

3.06 Prorations. The following items shall be prorated between Seller and Purchaser (with Purchaser deemed to be holding title as of the Closing Date):

a. All ad valorem and other real estate taxes with respect to the Property (collectively, the “Taxes”) shall be prorated as of 12:01 a.m. on the Closing Date. If the Closing shall occur before the tax rate is fixed for the then current year, the apportionment of the Taxes shall be made upon the basis of the tax rate for the immediately preceding tax year applied to the latest assessed valuation of the Property. Within thirty (30) days after the actual amount of the Taxes for the year in which the Closing occurs are determined, Seller and Purchaser shall adjust the proration of the Taxes and Seller or Purchaser, as the case may be, shall pay to the other any amount required as a result of such adjustment. All unpaid taxes and taxes assessed against the Property for prior years due to a change in use or ownership of the Property shall be paid by Seller. Notwithstanding the foregoing, there will be no proration of taxes between the parties pursuant to this provision for which the payor is entitled to or has received a reimbursement from USPS.

b. All rent and other amounts payable under the Lease shall be prorated as of 12:01 a.m. on the Closing Date. Seller shall be charged with and Purchaser shall receive a credit against the Purchase Price for (i) any rent and other amounts collected by Seller prior to the Closing Date, but applicable to any period after the Closing Date and (ii) any security deposits held by Seller and prepaid rents received by Seller under the Lease. Rent is deemed to be delinquent when payment thereof is due on or prior to Closing but has not been made by Closing. Delinquent rent shall be prorated between Purchaser and Seller as of the Closing as if Seller had received such rent and consequently, Seller shall not be entitled to any credit or increase to the Purchase Price as a result of such delinquent rent. Seller is permitted to pursue Tenant for delinquent rent that was due prior to Closing, but agrees to do so in a commercially reasonable manner (provided, however, that: (a) Seller shall not seek to have Tenant’s possession of the Land and the Improvements under the Lease terminated; and (b) Seller shall not be entitled to any rent received from Tenant after the Closing unless Tenant is current in its rent obligations to Purchaser for periods occurring from and after Closing). Delinquent rent collected by Purchaser (if any), net of the costs of collection (including attorneys’ fees), shall be applied first against those amounts currently due (or to be due within ten (10) days) and then to amounts most recently overdue. Any payments due to Seller as a result of collected delinquent rent shall be payable by Purchaser to Seller upon receipt thereof. In the event Seller receives the rental check from Tenant after the Closing, and it was not a part of the rent proration, Seller shall immediately remit to Purchaser the full amount of the check received. Both parties acknowledge that USPS rents are paid in arrears, at the end of month, and shall be adjusted accordingly.

c. All other income and operating expenses of the Property, including, without limitation, public utility charges, maintenance, management, and other service charges, and all other normal operating charges shall be prorated as of the Closing Date based upon the best available information (it being understood that, unless otherwise indicated, Seller shall pay all amounts due with respect to the Property that accrue prior to the Closing Date), or, in Purchaser’s sole discretion, moved into Purchaser’s name as of the Closing Date.

d. With respect to leasing commissions, tenant finish costs, costs associated with architectural plans and specifications, utility splits, and demising costs, if any, Seller shall be responsible for the payment of all such costs at the Closing.

e. For purposes of proration only, Purchaser is deemed to own the Property on the Closing Date.

f. This Section 3.06 shall not merge with the Deed and shall survive the Closing.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES AND COVENANTS

4.01 Representations and Warranties of Seller. Seller hereby represents and warrants to Purchaser, both as of the Effective Date as of the Closing Date, as follows:

a. Seller is a corporation duly formed, validly existing and in good standing under the laws of the State of North Carolina.

b. Seller has good, indefeasible and marketable fee simple title to the Land and the Improvements and good title to the Personal Property, free and clear of any liens or security interests.

c. Seller has all requisite power and authority, and has taken all actions required by its organizational documents and to authorize it to execute and deliver this Agreement and the closing documents. The individual(s) executing this Agreement and any other documents and instruments executed by Seller pursuant hereto has the legal power, right, and actual authority to bind Seller to the terms and conditions hereof and thereof.

d. The rent roll for the Property, delivered to Purchaser, is true, correct and complete in all material respects. The list of Service Contracts and Warranties, delivered to Purchaser, is true, correct and complete in all material respects.

e. To Seller’s actual knowledge, Seller is not in default of any of its obligations under the Lease and no event has occurred which with notice, the passing of time or both, would constitute a default or an event of default under the Lease.

f. To Seller’s actual knowledge, there are no leasing commissions, tenant finish costs, costs associated with architectural plans and specifications, utility splits, or demising costs payable by the landlord under the Lease from and after the Closing Date.

g. To Seller’s actual knowledge, Seller is not in default of any of its obligations under the Service Contracts and no event has occurred which with notice, the passing of time or both, would constitute a default or an event of default under any of the Service Contracts.

h. There is no action, claim, lawsuit, litigation or proceeding pending against or with respect to the Property or against Seller (which would materially adversely affect the Property, or which would materially impair or otherwise materially affect Seller’s ability to perform its obligations hereunder), and to the actual knowledge of Seller, no such action, claim, lawsuit, litigation or proceeding has been made or threatened.

i. Seller has not received notice of any pending or contemplated taking or condemnation of all or any portion of the Property.

j. To the actual knowledge of Seller, (i) the Property is not in violation of any law, code, ordinance, permit, license or restriction applicable to the Property, and (ii) hazardous wastes or hazardous substances are not currently present and have not been stored, handled, installed, released, discharged or disposed of in, on, under or about the Property.

k. Seller is not a “foreign person” as that term is defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

1. There do not exist any rights of first refusal or first offer or options to purchase the Property.

m. Seller has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors, suffered the appointment of a receiver to take possession of substantially all of its assets, suffered the attachment or other judicial seizure of substantially all of its assets, admitted its inability to pay its debts as they come due, or made an offer of settlement, extension or composition to its creditors generally.

n. All bills for work done by Seller or materials furnished with respect to the Property by Seller have been paid in full or will be paid in full and discharged by the Closing Date.

o. Seller is not acting, directly or indirectly for, or on behalf of, any person, group, entity or nation named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, or nation pursuant to any law that is enforced or administered by the Office of Foreign Assets Control, and is not engaging in this transaction, directly or indirectly, on behalf of, or instigating or facilitating this transaction, directly or indirectly, on behalf of, any such person, group, entity or nation.

p. Seller shall be responsible for maintenance enforced by the USPS prior to the Closing, even if the United States Postal Services enforces such maintenance obligations subsequent to the Closing;

4.02 Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller that Purchaser has all requisite power and authority, has taken all actions required by its organizational documents and applicable law, and has obtained all consents which are necessary to authorize or enable it to execute and deliver this Agreement.

4.03 Survival. The representations and warranties in this Article IV shall survive the Closing for a period of twenty-four (24) months in relation to Section 4.01 (p) and twelve (12) months but no further, in relation to the remainder of this Article IV.

4.04 Covenants and Agreements of Seller. Seller covenants and agrees with Purchaser that from the Effective date until the Closing Date:

a. From and after the Effective Date until the Closing Date, Seller shall continue the operation of the Property as presently operated and in accordance with prudent business practices, and maintain the Property in its present condition, ordinary wear and tear excepted. Should any equipment, fixtures or services fail between the Effective Date and the Closing Date for which Seller is responsible, Seller shall be responsible for the repair or replacement of such equipment, fixtures or services with a unit of similar size and quality, or at Purchaser’s option, Seller shall give Purchaser a settlement statement credit for the cost of such repair or replacement. From and after the Effective Date until the Closing Date, Seller shall not violate or allow the violation of any applicable laws. From and after the Effective Date hereof until the Closing Date, Seller shall do or cause to be done all things reasonably within its control to comply with any and all easements, grants, appurtenances, privileges and licenses encumbering the Property. Further, Seller agrees to pay, as and when due, all costs and expenses which have accrued prior to the Closing Date on any encumbrances presently affecting the Property.

b. Seller shall notify Purchaser of any litigation, arbitration, administrative hearing or condemnation proceeding before any court or governmental agency concerning or affecting the Property which is instituted or threatened after the Effective Date.

c. Seller shall not enter into any new lease agreement covering all or any portion of the Property or amend or terminate the Lease without the prior written consent of Purchaser.

d. Seller shall promptly deliver to Purchaser copies of any written notice received from Tenant of its election to vacate any leased premises or terminate the Lease or claiming a default under the Lease.

e. Seller shall not remove any of the Personal Property from the Property, unless Seller shall replace the removed items with similar items of comparable quality and utility.

f. Seller will not enter into any agreement or contract with respect to the Property or amend any of the Service Contracts without the prior written consent of Purchaser.

g. Seller shall maintain the current or materially similar insurance coverage on the Property.

h. Seller shall perform all of its obligations under the Lease and the Service Contracts.

ARTICLE V.

CASUALTY AND CONDEMNATION

5.01 [***]

5.02 [***]

ARTICLE VI.

PROVISIONS WITH RESPECT TO DEFAULT

6.01 Default by Seller. In the event Seller fails to perform any of its obligations under this Agreement at any time when Purchaser is not in default hereunder, Purchaser may, at its election and as its sole and exclusive remedy (except as provided in the following sentence), either (a) terminate this Agreement, receive full payment of the Escrow Deposit from the Title Company and recover from Seller its verifiable out-of-pocket expenses incurred in connection with Purchaser’s performance hereunder, or (b) enforce specific performance of this Agreement against Seller.

6.02 Default by Purchaser. In the event Purchaser fails to purchase the Property for any reason, except for a default by Seller as provided in Section 6.01 above or the termination by Purchaser of this Agreement pursuant to a right of termination expressly granted to Purchaser hereunder, Seller may, at its election and as its sole and exclusive remedy, terminate this Agreement and receive the Escrow Deposit from the Title Company as liquidated damages. The parties have agreed that Seller’s actual damages, in the event of Purchaser’s failure to close in breach hereof, would be extremely difficult or impracticable to determine. Therefore, the parties acknowledge that the Escrow Deposit has been agreed upon, after negotiation, as the parties’ reasonable estimate of Seller’s damages.

ARTICLE VII.

MISCELLANEOUS

7.01 Brokerage Fees and Commissions. Seller and Purchaser each represent and warrant to the other that they have not dealt with any real estate agent or broker in connection with the transaction evidenced by this Agreement. If any claims for brokerage commissions or fees are ever made against Seller or Purchaser in connection with this transaction, all such claims shall be handled and paid by the party whose commitments form the basis of such claims. Seller and Purchaser each agree to indemnify and hold harmless the other from and against any and all such claims or demands with respect to any brokerage fees or agents’ commissions or other compensation asserted by any person, firm, or corporation in connection with this Agreement or the transactions contemplated herein insofar as any such claim or demand is based upon a contract or commitment of the indemnifying party.

7.02 Audit. In the event that he Purchaser requires additional reasonable information from Seller, for accounting purposes, Seller shall reasonably accommodate Purchaser’s request.

7.03 Notices. Any notice to be given or to be served upon any party hereto, in connection with this Agreement, must be in writing, and may be given by personal delivery, overnight mail, facsimile transmission or email. Notices given by personal delivery shall be deemed given on when received; overnight mail shall be deemed given on the next business day after mailing; and facsimile transmission or email shall be deemed given and received as of the time and date set forth on the electronic confirmed receipt of transmission of the sender. Such notices shall be given to the parties hereto at the following addresses:

Seller:	Coharie, Incorporated Attn: Mr. Hugh B. Barwick, Jr. 1911 Sunset Avenue Clinton, NC 28328 Email: hbbarwick@embarqmail.com bencbarwick@gmail.com

With a copy to:	Manning, Fulton & Skinner, PA 3605 Glenwood Avenue, Suite 500 Raleigh, NC 27612 Attn: Barry D. Mann, Esq. Fax: (919) 325-4616 Email: mann@manningfulton.com

Purchaser:	Postal Realty LP 75 Columbia Avenue Cedarhurst, NY 11516 Attn: Carrie Herz Fax: (646) 506 3197 Email: cherz@postalrealty.com

with a copy to:	_____________________________________
_____________________________________
_____________________________________
Attn:________________________________
Fax:__________________________________
Email:________________________________

Any party hereto may, at any time by giving five (5) days’ written notice to the other party hereto, designate any other address in substitution of the foregoing address to which such notice shall be given.

7.04 Entire Agreement; Modification. This Agreement embodies and constitutes the entire understanding among the parties with respect to the transactions contemplated herein, and all prior or contemporaneous agreements, understandings, representations and statements, oral or written, are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

7.05 Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

7.06 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their successors and assigns, provided that except as provided in Section 7.09 below, no assignment shall be made by either party without the prior written consent of the other party.

7.07 Days. If the final date of any period which is set out in any provision of this Agreement or the Closing Date falls on a Saturday, Sunday or legal holiday under the laws of the United States or the State of New York, then the time of such period or the Closing Date, as the case may be, shall be extended to the next date which is not a Saturday, Sunday or legal holiday.

7.08 Multiple Counterparts; Facsimile Signatures. This Agreement may be executed in a number of identical counterparts, each of which for all purposes is deemed an original, and all of which constitute collectively one agreement, but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart. Signatures to this Agreement may be transmitted via facsimile and/or scanned and e-mailed and delivery thereby shall be deemed sufficient for all purposes to the same extent as would be delivery of an original signature.

7.09 Assignment by Purchaser. Purchaser shall have the right to assign (without recourse) its rights under this Agreement to an affiliated entity designated by Purchaser to acquire the Property.

7.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of laws.

7.11 Attorneys’ Fees. Should either party hereto institute any action or proceeding in court to enforce this Agreement, the prevailing party in any such action or proceeding shall be entitled to receive from the non-prevailing party all reasonable attorneys’ fees and court costs in connection with such action or proceeding

7.12 Reporting Person. The Title Company is hereby designated as the “Reporting Person” pursuant to Section 6045 of the Internal Revenue Code and the Regulations promulgated thereunder.

7.13 Construction. The parties acknowledge and agree that the parties and their counsel have reviewed this Agreement and this Agreement shall not be presumptively interpreted against either party.

7.14 Severability. In the event any provision of this Agreement is held to be invalid, illegal, or unenforceable by a court of competent jurisdiction, the invalid, illegal or unenforceable provision shall not affect any other provisions, and this Agreement shall be construed as if the invalid, illegal, or unenforceable provision is severed and deleted from this Agreement.

7.15 Gender; Number. Unless the context requires otherwise, all pronouns used in this Agreement shall be construed to include the other genders, whether used in the masculine, feminine or neuter gender. Words in the singular number shall be construed to include the plural, and words in the plural shall be construed to include the singular.

7.16 1031 Exchange. It is understood that either Purchaser or Seller may choose to enact a 1031 Tax Exchange and agreed that both parties will cooperate at no cost or delay to either party.

7.17 Confidentiality: It is understood that the information in this contract must remain confidential. Seller shall not disclose information herein, unless necessary to facilitate the terms of the Contract.

7.18 Preparation of Financial Statements. At Purchaser’s request, at any time after the Closing, Seller shall provide Purchaser’s designated independent auditor access to the books and records of each Property that are necessary for compliance with Purchaser’s obligations under the federal securities laws, mandating preparation of financial statements in accordance with Rule 3-14 of Regulation S-X, as it may be amended or modified by the United States Securities and Exchange Commission from time to time, and Seller shall provide to such auditor a representation letter regarding the books and records of the Property, in a form each satisfactory to such auditor.

7.19 Duration of Offer: If this offer is not accepted by Seller on or before 5:00 pm EDT on July 19, 2019 and delivered to the undersigned it shall be deemed automatically revoked.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written; provided, however, that for the purpose of determining “the date hereof,” as used in this Agreement, such date shall be the last date any of the parties hereto executes this Agreement.

SELLER:

Coharie, Incorporated
A North Carolina Corporation

By:	/s/ HUGH B. BARWICK, JR
Name:	HUGH B. BARWICK, JR
Title:	PRES

Date of Execution: July 16, 2019

PURCHASER:

Postal Realty LP
A Delaware limited Partnership

/s/ Andrew Spodek
By:	Postal Realty Trust, Inc., its sole general partner
Name:	Andrew Spodek
Title:	Authorized Signatory

Date of Execution: July 16, 2019